Exhibit 99.1

News Release

CommScope Seeks to Raise $1.5 Billion in Senior Note Offering

HICKORY, N.C., January 4, 2011 – CommScope, Inc. (NYSE: CTV), a global leader in infrastructure solutions for communications networks, today announced that, in connection with its proposed merger with an affiliate of The Carlyle Group, it intends to offer in a private placement $1.5 billion in aggregate principal amount of Senior Notes due 2018. The senior notes offering is part of the financing for, and is conditioned upon, the consummation of the proposed merger.

The net proceeds from the senior notes offering are intended to be used to finance in part the cash consideration to be paid in the proposed merger, and to pay for certain fees, expenses and other purposes related to the proposed merger.

The notes being offered in the senior notes offering will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Notes are being offered only to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

Forward Looking Statements

This press release contains statements regarding beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. CommScope, Inc. takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

News Media Contact:

Rick Aspan, CommScope

+1 708-236-6568